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                                                                   Exhibit 10.15

                              DEVELOPMENT AGREEMENT

                                  BY AND AMONG

                              VICAME INFRASTRUCTURE
                                DEVELOPMENT GMBH

                            VIATEL GERMAN ASSET GMBH

                     CARRIER 1 FIBER NETWORK GMBH & CO. OHG

                          METROMEDIA FIBER NETWORK GMBH

                                  VIATEL, INC.

                                       AND

                         METROMEDIA FIBER NETWORK, INC.

                          DATED AS OF FEBRUARY 19, 1999

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                                TABLE OF CONTENTS

1.    Retention of Developer: Certain Definitions ............................ 2

2.    Authority of Developer ................................................. 7

3.    Obligations of Developer ...............................................11

4.    Obligations of Owners ..................................................16

5.    Representations and Warranties; Exculpation; Indemnity .................22

6.    Funding; Reimbursable Expenses .........................................26

7     Termination ............................................................29

8.    Publicity and Public Relations .........................................31

9.    Independent Contractor/No Partnership ..................................32

10.   Assignment .............................................................32

11.   Notices ................................................................32

12.   Intentionally Omitted ..................................................36

13.   Confidentiality ........................................................36

14.   Guaranty ...............................................................38

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15.   Applicable Law .........................................................39

16.   Severability ...........................................................39

17.   Counterparts ...........................................................39

18.   Benefits and Obligations ...............................................39

19.   Integration; Amendment and Waiver ......................................40

20.   Further Assurances .....................................................40

21.   Force Majeure ..........................................................40

22.   Audit Rights ...........................................................40

23.   Headings ...............................................................41

24.   No Immunity ............................................................41

25.   Use of English Language ................................................41

26.   Additional Capacity ....................................................41

27.   Arbitration ............................................................42

28.   Currency ...............................................................43

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                                    EXHIBITS

Exhibit A   Binding Letter of Intent Deposit and Balance
Exhibit B   Major Decisions
Exhibit C   Information to be Provided to Committee
Exhibit D   Approved Cities
Exhibit E   Development Plan and Budget

Schedule 1  Interests
Schedule 2  Funding of Project

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                              DEVELOPMENT AGREEMENT

      DEVELOPMENT AGREEMENT, dated as of February 19, 1999, by and among Viatel German Asset GmbH, a Gesellschaft mit beschrankter Haftung organized under the laws of Germany, ("Viatel"), Carrier 1 Fiber Network GmbH & Co. oHG, an offene Handelsgesellschaft organized under the laws of Germany ("Carrier 1"), Metromedia Fiber Network GmbH, a Gesellschaft mit beschrankter Haftung organized under the laws of Germany ("MFN" and together with Viatel and Carrier 1, the "Owners"), Metromedia Fiber Network, Inc., a Delaware corporation ("Metromedia"), Viatel, Inc., a Delaware corporation ("Viatel Parent") and ViCaMe Infrastructure Development GmbH, a Gesellschaft mit beschrankter Haftung organized under the laws of Germany ("Developer").

      WHEREAS, the Owners (except that Carrier1 Holdings Ltd., has assigned its rights and obligations to Carrier 1 and Metromedia has assigned its rights to
MFN) and Guarantors (as defined below) have entered into a Binding Letter of Intent (as defined below), pursuant to which Owners have agreed to jointly arrange for the development and construction of the Outside Plant (as defined below); and

      WHEREAS, upon RFS Acceptance of the Outside Plant (as such terms are defined below) each of Carrier 1 and MFN will each own * (filled with fiber optic cable to the extent separately purchased by each Owner in accordance with the terms of this Agreement) along the route of the entire Outside Plant with separate access thereto, and Viatel will own * along the same route (one of which * will be filled with fiber optic cable to the extent separately purchased by Viatel in accordance with the terms of this Agreement and the other of which may be vacant); and

      WHEREAS, the Owners believe it is in their mutual best interest to work together on the Network; and

      WHEREAS, Owners desire to retain Developer to perform or arrange for certain pre-development, development, design, procurement, construction, supervisory and/or other services with respect to the Outside Plant, and Developer wishes to perform such services, all on the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owners and Developer hereby agree as follows:

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.


                                       1
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1. Retention of Developer: Certain Definitions

            1.1 Owners hereby retain Developer to provide the services hereinafter set forth for the Outside Plant all on behalf of, and at the sole cost and expense of, Owners unless specifically provided to the contrary in this Agreement.

            1.2 Developer hereby accepts the relationship of trust and confidence established among Developer and Owners by this Agreement. Developer covenants with Owners to act in good faith with reasonable efforts and diligence in the performance of Developer's responsibilities under this Agreement.

            1.3 Each of the Owners and Developer understand that the other parties and their respective Affiliates may be interested, directly or indirectly, in certain other development and other activities and undertakings not related to the Network. Subject to the provisions of Section 26, this Agreement and the assumption by Owners and Developer of their respective duties hereunder shall be without prejudice to the rights of any party to have such other activities and undertakings (whether or not competitive with the Network) and to receive and enjoy profits or compensation therefrom.

            1.4 As used in this Agreement, the following terms shall have the following respective meanings:

            "Additional Fiber Costs" shall mean all costs associated with an Owner installing greater than a * cable in its subduct. The costs referred to in the preceeding sentence are the costs associated with splicing and blowing more than * cable (and terminating more than * cable at each "POP" and repeater location). Additional Fiber Costs shall also include all additional costs incurred as a result of any delay in the completion of the Outside Plant resulting from the separate ordering of the fiber optic cable by each Owner unrelated to the actions of the Construction Contractor.

            "Affiliates" shall mean any Person that (a) owns or controls the first Person, (b) is owned or controlled by the first Person or (c) is under common ownership or control with the first Person, where "own" means direct or indirect ownership of more than * of the equity or voting interests or rights to distributions on account of equity of the Person, and "control" means the direct or indirect power to direct the management or policies of the Person, whether through the ownership of voting securities, by contract or otherwise.

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.


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            "Agreement" shall mean this Agreement including the Exhibits and
Schedules hereto, as it may be modified or amended from time to time.

            "Approved Cities" shall mean the cities listed on Exhibit D to this Agreement, as same may be amended from time-to-time with the unanimous consent of the Owners.

            "Binding Letter of Intent" shall mean that certain Binding Letter of Intent dated August 20, 1998, among the Owners and certain of their affiliates, as amended.

            "Cash Flow Forecast" means the forecasted monthly expenditures for Construction Costs for the Outside Plant (breaking out costs for rights of way, engineering support, procurement, repeaters, points of presence and cable and duct installation), which forecast is included as part of the Development Plan and Budget.

            "Co-Location Facilities" shall have the meaning set forth in the definition of Required Configuration.

            "Committee" shall mean the Committee of the Advisory Board of Developer as set forth in the Shareholders' Agreement.

            "Confidential Information" shall have the meaning set forth in
Section 13.

            "Construction Contract" means the contract for the engineering, procurement and construction of the Outside Plant to be entered into between the Construction Contractor, Developer and the Owners. Developer shall enter into the Construction Contract solely in its capacity as agent for and in the name of the Owners, with the Owners (and not Developer) being severally liable for all obligations and liabilities under the Construction Contract.

            "Construction Contractor" means the contractor under the Construction Contract.

            "Construction Costs" means all costs (exclusive of recoverable value added tax) (whether hard or soft) associated with the construction, procurement and


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development (including obtaining all necessary licenses for construction, permits, Necessary Rights, rights of way and other rights) of the Required Configuration for the Outside Plant through RFS Acceptance, including, without limitation, all Outside Plant Costs listed in Section 6.1(d) below, but excluding actual commencement of commercial service of the Network and the procurement and implementation of transmission and related equipment and fiber optic cable, but including costs associated with splicing, blowing and pushing up to * cable in one duct for each Owner (but only terminating * cable at each POP and repeater location).

            "Defaulting Owner" shall have the meaning set forth in Section 7.1(c) of this Agreement

            "Developer's Trust Account" shall have the meaning given such terms in the Shareholders' Agreement

            "Development Plan and Budget" means the detailed statement of the tasks and responsibilities, Construction Costs, Cash Flow Forecast and time required to design, procure, construct and develop the Outside Plant which has been approved by all the Owners and is attached to this Agreement as Exhibit E. The Development Plan and Budget may only be amended in accordance with the terms of this Agreement.

            "Event of Default" shall have the meaning given such term in Section 7.1(c) of this Agreement.

            "Funding Default" shall have the meaning given such term in Schedule 2 of this Agreement.

            "Funding Notice" shall have the meaning given such term in Schedule 2 of this Agreement.

            "Funding Obligation" shall have the meaning given such term in
Schedule 2 of this Agreement.

            "Guarantor(s)" shall have the meaning given such term in Section 14 of this Agreement.

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.


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            "Interest" shall mean, as of the date hereof until an Owner's percentage Interest is changed in accordance with this Agreement, the percentage for each Owner set forth on Schedule 1 and their ownership interest in all assets created in connection with the Network pursuant to this Agreement or any related agreement.

            "IRU" shall mean an indefeasible right of use.

            "Letter(s) of Credit" shall have the meaning given such term in
Schedule 2.

            "Major Decisions" shall mean the approval of any one or more of the actions or matters set forth on Exhibit B and any material changes to or amendments of any previously approved Major Decision.

            "Majority-in-Interest" shall mean an Owner or Owners owning more than 50% of the Interests.

            "Managing Directors" shall have the meaning given such term in the Shareholders' Agreement.

            "Necessary Rights" shall mean, to the extent possible under applicable German law, substantially equivalent but separately divisible and transferable rights in and to easements, rights of way, licenses, permits and other rights necessary for the construction and ownership of the Network (not including licenses or permits related to the operation of a telecommunications network in Germany [eg., Class 3 and Class 4 licenses under the German Telecommunications Act], which are the individual responsibility of the Owners).

            "Network" shall mean when used in respect of each individual Owner, a fully-operational fiber optic telecommunications link completed and ready for commercial use in accordance with the Required Configuration which Network shall consist of (i) the whole of the Outside Plant to which the relevant Owner is entitled hereunder or under the Construction Contract, (ii) fiber optic cable procured by each Owner separately and installed pursuant to the Construction Contract and (iii) any and all transmission electronics and related equipment procured for, installed upon or integrated with (in each case, at each Owner's sole cost and risk) such Outside Plant.


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            "Outside Completion Date" shall have the meaning given such term in
Section 3.5 of this Agreement.

            "Outside Plant" shall mean the entirety of the fiber optic telecommunications infrastructure underlying, as the context may require, each individual Owner's Network or all of such Networks collectively, which Outside Plant shall (i) be completed by the Construction Contractor in accordance with the Required Configuration and the Construction Contract, (ii) link the Approved Cities and (iii) include any and all equipment, facilities, materials, services and supplies necessary or incidental to achievement of RFS Acceptance in respect thereof; provided, in any event that reference to such "Outside Plant" shall not be deemed hereunder to include the procurement of fiber optic cable nor the procurement or installation of any transmission electronics or related equipment to be procured by the individual Owners for use in their respective Networks.

            "Outside Plant Costs" shall have the meaning given such term in
Section 6.1(d).

            "Parent's Trust Account" shall have the meaning given such term in the Binding Letter of Intent.

            "Person" means any domestic or foreign individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

            "Required Configuration" shall mean, in respect of the Network (and each of its components), a fiber optic telecommunications network containing four identical subducts generally buried in the ground into which necessary access along the route of the Network for each Owner will be obtained through separate manholes for each of the separate subducts. The Required Configuration specifically excludes transmission and related equipment and fiber optic cable but will include separate facilities of approximately * (to be shared by each of the Owners pro-rata in accordance with their Interests except in Frankfurt, Dusseldorf and Berlin in which locations MFN and Carrier 1 will each have units within such facilities of approximately *) each to house such equipment, with one such facility located in each of the Approved Cities (the "Co-Location Facilities"). The Co-Location Facilities shall be owned or leased by an entity reasonably acceptable to all Owners, including Affiliates of Viatel, so long as all Owners shall have equivalent rights of access and use thereto.

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.


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            "Required Qualifications" means one or more individuals with ten
(10) or more years experience in civil work construction projects similar to the construction of the Network.

            "RFS Acceptance" shall mean in respect of the Outside Plant, the date on which the Construction Contractor has satisfied all requirements of the Construction Contract as to completion and delivery of such Outside Plant (including without limitation, completion of all splicing, joining and installation activities with respect to the fiber optic cable to be procured and furnished by each of the Owners in accordance with this Agreement (to the extent each Owner complies with its obligations hereunder) and the Construction Contract).

            "ROWCO" shall mean a German partnership or similar entity (to be treated as a partnership for United States Federal income tax purposes by making an election in the time and in the manner set forth in United States Treasury Regulations Section 301.7701-3) to be owned by the Owners in proportion to their Interests and the sole purpose of which shall be to own Necessary Rights that are not owned separately by each Owner or Viatel and which shall provide each Owner the benefits of the Necessary Rights so held by it.

            "Shareholders' Agreement" shall mean that certain Shareholders' Agreement of Developer dated of even date herewith, as the same may be amended from time to time.

2. Authority of Developer

            2.1 Subject to the terms of this Agreement, Owners hereby appoint Developer as their agent and authorize Developer to take all actions, and to make all decisions, necessary or appropriate in Developer's reasonable judgment to coordinate, oversee and supervise the Construction Contract and the development, design, procurement and construction of the Outside Plant, substantially in accordance with the Development Plan and Budget. Until the Outside Completion Date all communications with respect to the Outside Plant from Owners to the Construction Contractor, any subcontractors, suppliers, vendors (including the vendors of the fiber optic cable) or service providers and other persons affiliated or associated with the Outside Plant, including all approvals, shall be communicated through Developer.

      It is expressly understood and agreed that actions taken by Developer in accordance with this Agreement shall be taken by Developer as agent for and in the name of Owners, and all obligations, costs or expenses reasonably incurred by


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Developer in the performance of its obligations hereunder are the liability of the Owners in proportion to their Interests (except as otherwise provided in this Agreement) and not the liability of Developer. Any payments made by Developer in the performance of its responsibilities under this Agreement shall be made out of funds (a) that Developer from time to time holds in trust for the Owners or (b) that Owners provide to Developer, including amounts available to be drawn under the Letters of Credit provided by the Owners to Developer. Developer shall not be required to make any advances to, or for the account of, Owners or to pay any amount except out of funds held, provided or obtained as aforesaid nor shall Developer be required to incur any liability or obligation for the account of Owners. Developer shall be reimbursed by Owners on a monthly basis upon submission of appropriate supporting documentation to Owners, for all costs advanced by Developer.

            2.2 In addition to, and not in limitation of, the foregoing, Developer shall have the authority to take all actions, and to make all decisions, necessary or appropriate in Developer's reasonable judgment, for the performance of Developer's obligations set forth herein and to complete the Outside Plant in accordance with the Construction Contract and Development Plan and Budget, including without limitation: (a) the right to incur liabilities on behalf of Owners pursuant to Section 3.2 (r) hereof and reimbursable out-of-pocket expenses pursuant to Section 6.2 hereof, and (b) the right to disburse funds to pay when due (i) all the costs, expenses and fees incurred in connection with the predevelopment and development of the Outside Plant including, without limitation, the fees and expenses of outside counsel and consultants retained by Developer as agent for and in the name of the Owners,
(ii) the cost of all services, materials and labor in connection with the development of the Outside Plant in accordance with the Development Plan and Budget and this Agreement (including all applicable value added tax payable to the Construction Contractor), (iii) the fees and disbursements payable to Developer under this Agreement, and (iv) all other fees and charges incurred by Developer on account of Owners in accordance with this Agreement, provided, however, that Developer shall not have authority to disburse funds to pay or incur liabilities to pay costs or expenses related to the Outside Plant and associated with Major Decisions which have not been approved by unanimous vote of the Owners with respect to Major Decisions set forth in paragraphs 1, 2, 4 and 5 of Exhibit B and the vote of at least two of the Owners with respect to Major Decisions set forth in paragraph 3 of Exhibit B.

            2.3 Notwithstanding any other provision of this Agreement, Developer shall not, without the approval of all Owners, have the authority to:

            (a) make expenditures for items not included, or in excess of the amounts for any items provided for, in the Development Plan and Budget, or incur


                                       8
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any liability related thereto; provided, however, that Developer may disburse such funds and/or incur liabilities notwithstanding the lack of Owners' approval if:

                  (i) the aggregate of all such expenditures does not exceed the total amount for the Outside Plant specified in the Development Plan and Budget (exclusive of all amounts related to value added tax in Germany) and either (A) the aggregate of all such expenditures in respect of the applicable line item in the approved budget does not exceed the amount budgeted for such line item, or (B) Developer reasonably projects that savings from another line item (the "Projected Savings") will upon completion of the work relating to such line item be sufficient to pay for such expenditure and such Projected Savings are concurred to in writing by Owners holding at least * of the Interests, or

                  (ii) an emergency exists which, in the reasonable judgment of Developer, requires the expenditure of unbudgeted funds for the preservation or safety of the Network, or to avoid the suspension of any necessary service in or to the Network, or

                  (iii) such expenditures are necessary, in the reasonable judgment of Developer, in order to avoid a material increase in cost to Owners resulting from the delay in such expenditure, provided, that the expenditure is contemplated in the Development Plan and Budget; or

            (b) make or permit to be made any material changes in the Development Plan and Budget; or

            (c) take any action which, at the time such action was taken, Developer knew or had reason to know, would result in a delay in achieving a major milestone identified in the Development Plan and Budget or the Construction Contract by more than a total of * days; or

            (d) modify the Network to add or delete cities, towns or other areas from the list of Approved Cities set forth on Exhibit D which will be included in the Network.

      Developer shall provide each Owner with written notice and an explanation of all expenditures made under Section 2.3(a)(i) at least * business days before

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.


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such expenditure is made, except in the event of an emergency. In the case of an emergency, Developer shall provide such notice within * days thereafter.

            Section 2.4. Notwithstanding the provisions of Section 2.3 hereof, in the event Developer makes a written request (the "Approval Request") to the Owners for the taking of an action described in paragraph 2 of Exhibit B hereof (i.e. cost increases greater than the amounts set forth in the Development Plan and Budget, exclusive of all amounts related to value added tax in Germany) or for delays in achieving major milestones for greater than * days) if the approval of all Owners has not been obtained within * days following the receipt of the Approval Request, unless exigent circumstances require a shorter time period, in which event such shorter time period (but in no event less than * days), then the Owners which have provided such approval (the "Approving Owners") shall have the rights set forth in this Section 2.4. Within the * day period following the expiration of the aforesaid * day period, or such shorter time period as exigent circumstances shall require (but in no event less than * days) the Approving Owners shall have the right, but not the obligation, to elect to purchase (i) the Interest of the Owner(s) voting against such approval (the "Rejecting Owner(s)") for an amount equal to the aggregate amount paid, invested, drawn down under such Rejecting Owner(s) Letter of Credit and/or contributed by the Rejecting Owner(s) for Outside Plant Costs (whether paid to Developer or at its direction), including the Additional Fiber Costs, and amounts drawn on the Letter of Credit provided by the Rejecting Owner(s) and (ii) all fiber optic cable and electronics and transmission equipment actually installed and made a part of the Network by the Rejecting Owner at a price equal to the actual out-of-pocket third party costs incurred by the Rejecting Owner for such items (the "Purchase Price"). Such election shall be made by giving written notice thereof to the Rejecting Owner(s). The Interest of the Rejecting Owner(s) shall be purchased on a date specified by the Approving Owner(s) which date shall not be more than * days after the expiration of such * day period (the "Buyout Date"). On the Buyout Date the Rejecting Owners shall be irrevocably obligated to transfer its or their Interest to the Approving Owners in exchange for the Purchase Price and the return by Developer of the Rejecting Owner's Letter of Credit. On the Buyout Date the Rejecting Owner(s) also shall be paid for all reimbursable expenses due such Rejecting Owner in accordance with Section 6.2. The Interest of the Rejecting Owner(s) will be purchased by the Approving Owners (if more than one) in proportion to the Interests of the Approving Owner(s). Notwithstanding the foregoing, nothing in this Section 2.4 shall grant or be deemed to (i) grant the Approving Owner(s) the right to purchase the share of stock in Developer owned by such Rejecting Owner or (ii) obligate the Rejecting Owner to transfer such Rejecting Owner's share in Developer.

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.


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

3. Obligations of Developer

            3.1 During the term of this Agreement, Developer shall: (i) use commercially reasonable efforts and diligence to coordinate, supervise, manage and facilitate such services as may be necessary to implement the pre-development, development, design, procurement, construction and completion of the Outside Plant in accordance with the Development Plan and Budget, and
(ii) provide, upon the request of an Owner or as required under this Agreement, consultation and assistance to such Owner concerning all matters with respect to the development of the Network. Developer shall arrange for the personnel and services necessary to perform its responsibilities under this Agreement. It is understood that Developer will rely primarily on independent contractors and may not have employees of its own.

            3.2 Developer's obligations under this Agreement for the Outside Plant shall include, but shall not be limited to, the following areas:

            Budget, Planning and Administration.

            (a) Developer shall update or modify the Development Plan and Budget from time to time upon the request of Owners and otherwise when it deems necessary or appropriate, and all such revisions to the Development Plan and Budget shall promptly be submitted to Owners for their approval and shall become effective only after such approval has been given in writing in accordance with the terms of this Agreement. If the Development Plan and Budget is modified in accordance with the preceding sentence or Developer otherwise determines, in its reasonable judgment, that based upon the status of the construction of the Outside Plant ("Changed Conditions"), the Letter of Credit from each Owner exceeds the amount reasonably necessary to pay such Owner's share of the Outside Plant Costs to be incurred to reach RFS Acceptance ("Maximum Amount"), Developer shall advise each Owner of the allocable reduction in their respective Letter of Credit based upon the revised Development Plan and Budget or Changed Conditions. Thereafter each Owner may reduce its respective Letter of Credit accordingly but in no event to an amount less than such Owner's Maximum Amount.

            (b) Negotiate any documents, instruments or agreements or amendments thereto necessary or appropriate for the implementation of each phase of the Outside Plant and services related thereto provided such documents, instruments or agreements, or amendments thereto are consistent with the Development Plan and Budget.


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

            (c) Supervise, inspect or cause to be inspected and coordinate the services and activities of the Construction Contractor, equipment vendors, fiber optic cable suppliers (for coordination purposes only), architects, construction managers, subcontractors, engineers, consultants, and others, to insure cooperative efforts in the implementation of the Development Plan and Budget.

            (d) Prepare and submit to Owners for their approval, and upon their approval obtain, an insurance package for the Outside Plant, including bonding requirements for the Construction Contractor. Any and all insurance shall name Owners and Developer as insured and loss payees thereunder, and shall include, to the extent available, a waiver by the insurer of any rights of subrogation to claims against Developer or Owners or their direct and indirect members, and their officers, directors, shareholders, principals, representatives, agents and employees.

            (e) Perform all accounting functions necessary or appropriate for and in connection with the coordination of the development, design, procurement and construction or capital improvement activities being conducted pursuant to and in accordance with the Development Plan and Budget

            (f) Retain such consultants and other professionals as Developer in its reasonable judgment deems necessary or appropriate in connection with obtaining Necessary Rights, any right of way planning, environmental analysis, development, design, procurement, construction or capital improvement activities being conducted. Developer will require any contractors, architects, engineers and other professionals retained hereunder to be insured in customary amounts against professional liability for errors and omissions to the extent such insurance is customarily required in the applicable geographical region.

            (g) Review all applications for payment by the Construction Contractor, engineers, consultants, architect, construction manager, manager and others ("Payment Applications") as to the completeness and determine the appropriateness of such applications for payment under the Construction Contract and other agreements and the Development Plan and Budget, as the case may be, negotiate and settle any disputes or irregularities in connection with such Payment Applications and agreements, and pay, from Owners' funds, of all such Payment Applications deemed appropriate by Developer in its reasonable judgment.

            (h) Developer will provide each Owner a copy of all Payment Applications, together with copies of all documents, certificates and other information submitted in support of such Payment Applications (the "Supporting Information"). Payment Applications and related Supporting Information in respect of payments to


                                       12
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be made in a given month shall be provided not later than the fifteenth day of the preceding month.

            (i) As soon as Developer is informed by the Construction Contractor of the proposed location of nodes, points of presence and/or Co-Location Facilities for the Network, Developer will give notice thereof to the Owners. Developer will cooperate with each Owner in providing information and applicable time periods regarding fiber optic cable delivery schedules, fiber optic cable count related to the cable to be placed in each Owner's subduct and such other information as each Owner shall reasonably request related to fiber optic cable as is reasonably available to Developer. Each Owner agrees that either prior to or simultaneously with the execution of the Construction Contract, they will each have executed separate purchase orders for the fiber optic cable to be used in connection with the Network and that it shall be the responsibility of the Construction Contractor (and not Developer) to request the delivery of fiber optic cable (from the vendor of such fiber optic cable) on behalf of each Owner in accordance with the Construction Contract.

            (j) Assist the Owners in obtaining, to the extent available under applicable German law, the recovery of value added tax (VAT) paid in connection with the construction of the Outside Plant.

            Design, Construction and Construction Management; Necessary Rights

            (k) Supervise and inspect or cause to be inspected the activities of the Construction Contractor and any subcontractors, suppliers, vendors, providers and other Persons connected with the construction of the Outside Plant.

            (l) Authorize, on Owners' behalf, change orders submitted by contractors or others, or initiated by Developer, subject to Section 2.3 hereof, which, in Developer's reasonable judgment, are appropriate or necessary, provided that Owners' authorization must be obtained if such change order involves a Major Decision listed on Exhibit B.

            (m) Intentionally Omitted.

            (n) Subject to the provisions of Section 4.8, submit, prosecute and administer applications and agreements in the name of Owners (or in accordance with this Agreement, ROWCO or Viatel) for the Necessary Rights and other similar approvals with respect to the Outside Plant with utility companies, public agencies,


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private owners and federal, state, county, municipal and other governmental authorities (collectively "Governmental Authorities").

            (o) Negotiate all necessary agreements with Governmental Authorities and other third parties including, but not limited to, those related to Necessary Rights, access, and traffic, but excluding any negotiations related to telecommunications licenses.

            (p) Schedule meetings, as often as Developer or any of the Owners deem appropriate, among Owners, the Construction Contractor and its construction manager and such other parties as Developer or any Owner may deem necessary or appropriate concerning the Outside Plant.

            (q) Coordinate, to the extent applicable, (i) RFS Acceptance, (ii) schedule and coordinate inspections and (iii) completion of all punch-list items, retainage and final acceptance of the Outside Plant by Owners.

            Finance

            (r) Incur any obligations and expenses and expend Owners' funds in accordance with the terms of the Development Plan and Budget, subject to Section
2.3 hereof.

            (s) Call funds from Owners and draw down the Letters of Credit (in accordance with Schedule 2 hereto) from time to time as required to pay Construction Costs, Additional Fiber Costs and expenses (including reimbursable expenses to Developer pursuant to Section 6.2) or in anticipation of payment to third parties of costs and expenses incurred in preparation of or pursuant to the Development Plan and Budget. Drawdowns of the Owners' funding obligations for the Outside Plant and calls on the Letters of Credit shall be made in accordance with the provisions of Schedule 2.

            Local Requirements

            (t) Retain competent consultants, attorneys, accountants, planners and other professionals as Developer shall deem necessary (collectively "Advisors") to ensure that the Outside Plant and all aspects of design, procurement, licensing and construction of the Outside Plant conform to the applicable laws of the relevant locality. The fees and expenses of such Advisors shall be paid by Developer as agent for and in the name of the Owners from funds budgeted for such purpose in the Development Plan and Budget.

            3.3 Developer shall keep Owners promptly informed of all material matters which come to Developer's attention relating to or affecting the Network or any of Owners' obligations under this Agreement. In addition, Developer shall promptly and in a timely manner answer all inquiries any of the Owners may have with respect to implementation of the Development Plan and Budget. In addition, Developer and its officers and agents will keep the Committee fully informed as to the status of the Outside Plant including providing monthly reports on the Outside Plant and the Network, monthly expenditures compared to budget, progress toward meeting the RFS Acceptance, status of obtaining the Necessary Rights or other material licenses, rights of way and easements, the information specified on Exhibit C and all other information reasonably requested by the Committee related to the Outside Plant and the Network. Senior representatives of Developer and, if requested by an Owner, a representative of the Construction Contractor shall meet with the Committee at least monthly until the RFS Acceptance.

            3.4. To the extent that calls for funds or drawdowns on the Letters of Credit are made from Owners by Developer, or otherwise obtained by Developer from Owners (including all amounts paid to Parent's Trust Account pursuant to the Binding Letter of Intent), such sums, together with all interest earned thereon, shall be deposited in, and held in trust in Developer's Trust Account (except to the extent Developer determines, in its reasonable judgment, to pay such funds directly to the Construction Contractor), and shall not be commingled with other funds held by Developer. Developer shall invest such funds as are temporarily not needed in connection with the Outside Plant in obligations of the United States Government, the Federal Republic of Germany, Euro denominated obligations, money market funds, certificates of deposit of banks or other lending institutions with at least $500,000,000 of capital surplus or other similar interest-bearing investments of comparable credit quality to be determined by Developer; provided, however, that Developer shall not be required to make any such investment if it would interfere with the timely application of such funds to Construction Costs. All such funds shall be the property of Owners, subject to the rights of Developer to disburse same as provided herein.

            3.5 Owners and Developer acknowledge and agree that any plans and specifications prepared for the Outside Plant and the Network shall be prepared by the Construction Contractor, engineers or other professionals and that Developer shall not be expected or required to render professional architectural, engineering or other similar services to Owners. No loss that results from any errors, insufficiencies, omissions, or inconsistencies in such plans and specifications whatsoever shall be borne by Developer; provided, however, from and after March 30, 2000 (the "Outside Completion Date"), each Owner (singly or with other Owners as they may elect) shall have the right to pursue all available remedies against the Construction Contractor, architects, engineers and other parties providing the property or services that resulted in such loss, provided that RFS Acceptance has not be achieved by that date. Prior to the Outside Completion Date, Developer, as agent for and in the name of the Owners, shall have the right to pursue the remedies against such parties as and when it shall reasonably determine, however, following the Outside Completion Date each Owner may elect to take over the enforcement of any claims (to the extent related to such Owner's rights) commenced and then being pursued by Developer. In addition, it is understood that Owners are relying on warranties and guarantees to be received from the Construction Contractor, the subcontractors and other suppliers with regard to the construction of the Outside Plant and Network, and that Developer shall not be liable for construction means, methods, techniques, materials, and procedures employed by such persons in the performance of contract(s), the failure of the Construction Contractor to carry out its responsibilities in accordance with the Construction Contract, or any other defects or failure of the construction. The Owners shall receive any and all warranties and guarantees directly from the Construction Contractor and any applicable subcontractor. Notwithstanding the foregoing, Developer shall be responsible for exercising and administering all claims in connection with such guarantees and warranties until the first to occur of RFS Acceptance or the Outside Completion Date.

4. Obligations of Owners

            4.1 Owners shall cooperate with Developer in all respects in connection with the development, design, procurement, construction and capital improvement of the Outside Plant and the Network and shall promptly and in a timely manner (a) provide information regarding their requirements for the Network, (b) promptly answer all inquiries Developer may have with respect to such information, and (c) approve or disapprove any items submitted by Developer to Owners pursuant to this Agreement. Additional information or decisions requested by Developer of Owners shall also be given by Owners to Developer in a prompt and timely manner. To the extent legally possible under applicable German law each of the Owners shall own (i) all right, title and interest in their subduct and fiber (to the extent installed) as such items are constructed and delivered pursuant to, and subject to compliance with, the terms and conditions of the Construction Contract and (ii) directly, have an interest in or otherwise have a right to use the Necessary Rights as and when obtained in accordance with the terms of this Agreement.

            4.2 Each Owner shall provide its Letter of Credit or funds to Developer as required in accordance with Schedule 2 and Section 3.2(s) hereof.

            4.3 Developer shall, as agent for and in the name of the Owners (not as a guarantor), enter into agreements with architects, engineers, construction managers, contractors and other consultants, which agreements shall be in substantial conformity with the Development Plan and Budget and be typical for projects of a type and size similar to the Project, and be in substantially identical form for each Owner. The services, duties and responsibilities of each such person or entity shall be described in such agreement, and copies of same will be furnished to Owners and Developer. If necessary, the Owners will, at Developer's request, enter into agreements in their own name or the name of an Affiliate selected by such Owner, provided that the agreements entered into by the Owners shall be substantially identical. All agreements executed by Owners will provide for copies of all notices thereunder to be sent to Developer, and vice versa, and if any such agreement does not so provide, Owners and Developer, as the case may be, shall promptly send copies of all notices delivered thereunder to Developer. Developer shall be entitled to rely upon the accuracy and completeness of any information and reports provided by the architect, manager, sales and marketing manager and any consultants, engineers, contractors and other professionals retained by Owners or by Developer pursuant to and in accordance with this Agreement.

            4.4 All decisions required by the Owners hereunder will be made by a Majority-In-Interest of the Owners except for Major Decisions or as otherwise specifically provided for in this Agreement. Major Decisions shall be approved by unanimous vote of the Owners with respect to Major Decisions set forth in paragraphs 1, 2, 4 and 5 Exhibit B and the vote of at least two Owners with respect to Major Decisions set forth in paragraph 3 of Exhibit B.

            4.5 Owners shall pay all costs and expenses reasonably incurred in connection with Necessary Rights and other appropriate approvals, permits, variances, easements, assessments, fees and charges required or desirable as contemplated in the Development Plan and Budget, and Owners hereby appoint Developer as its agent to make such applications and obtain such approvals. Owners agree to cooperate with Developer in connection with all applications for Necessary Rights and other approvals, permits, licenses and all other documents and agreements necessary or appropriate to be filed or entered into with all Governmental Authorities, utility companies, public agencies and private owners and to execute, acknowledge and deliver all documents and agreements reasonably requested or required to obtain such Governmental Authorities, approvals, permits and licenses or to create utility and other easements necessary to furnish utilities.

            4.6 Each Owner shall keep Developer and the other Owners promptly informed of all material matters which come to such Owner's attention relating to or affecting the development, design, procurement or construction of the

Outside Plant and the Network or any of Developer's obligations under this Agreement, including, without limitation, all agreements and discussions between an Owner and third parties which relate to such matters, and Owners shall promptly notify Developer of any developments necessitating or warranting a change in the Development Plan and Budget.

            4.7 Owners agree that the Outside Plant is to be constructed so that each Owner shall own a single subduct (except for Viatel which will own two). As provided in Section 3.2(i) Developer will provide each Owner timely notice of the Co-Location Facilities for the Network and the location of nodes and points of presence. In accordance with Section 3.2, each Owner shall be responsible for purchasing the fiber optic cable to be placed in its subduct. Subject to the provisions of Section 3.2(i), Developer shall be under no obligation to delay the construction of the Outside Plant if one or more Owner(s) fails to either timely order or cause timely delivery of the fiber optic cable. Viatel agrees to make available to the Owners the ability to purchase fiber optic cable for the Network at the same price that it is able to purchase fiber optic cable for the Network. Developer will add to the funding request for an Owner pursuant to
Schedule 2 the Additional Fiber Costs caused by such Owner and reasonably expected to be paid in the month following such funding request.

      If a portion of the subducts cannot be owned directly by the Owners and is subject to a long-term lease, license or similar arrangement applicable under German law ("Lease Arrangements"), the portion of the subducts subject thereto and the terms and conditions of the Lease Arrangements shall be substantially equivalent for all Owners (with Owners sharing costs under the Lease Arrangements in proportion to their Interests) and Owners shall direct Developer to negotiate any Lease Arrangements in such fashion.

      4.8 The Owners agree that, to the maximum extent possible, each Owner shall be the beneficiary of and have substantially equivalent but separately divisible and transferable rights in and to the Necessary Rights and shall direct Developer to apply for and negotiate the terms of the Necessary Rights to accomplish such objective. * The determination regarding the ownership of the Necessary Rights will be made by Developer in good faith, based upon consultations with Owners, each Owner's ability to own the Necessary Rights and licensing and other applicable legal

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.

requirements under German law. * Notwithstanding the foregoing, the Owners confirm their understanding that the telecommunication licenses required for the operation of the portion of the Network being built for Viatel is held by Viaphone GmbH, an Affiliate of Viatel, and that pursuant to Applicable Legal Requirements, the Necessary Rights and the Precluded Rights (as they relate to rights of way in both the public and the private domain) arise from the licenses held by Viaphone GmbH. Furthermore, Developer will provide full cooperation to the Owners in connection with assisting each such Owner in obtaining all Necessary Rights as soon as practicable and permissible under applicable German law.

      *

      * Viatel on behalf of itself and its Affiliates and ROWCO acknowledge that an Owner will be irreparably damaged in the event it does not have the full benefit of the Necessary Rights held on its behalf, accordingly, in addition to all other remedies that are available to an Owner at law or in equity, Viatel on behalf of itself and its Affiliates and ROWCO agree that an Owner shall be entitled to specific enforcement of its rights under Sections
4.8 and 4.9. *

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.

*

      From and after the date hereof, Developer agrees that in connection with the negotiation of any written agreement with third parties documenting the Necessary Rights, Developer shall use "commercially reasonable efforts" to include a provision stating that such third party shall have no ownership in all or any part of the Network. For purposes of the preceding sentence, "commercially reasonable efforts" shall mean efforts that will not, in Developer's reasonable judgment, result in (x) an increase in the cost of the construction of the Outside Plant or the Network, (y) delay in the timing for completion of the Outside Plant or the Network, or (z) otherwise adversely affect Developer's ability to fulfill its duties and obligations under this Agreement.

      * In connection with the foregoing, Carrier 1 and MFN (severally to the extent the Title Defect impacts such party) agree (x) to reimburse Viatel for all costs incurred with the Corrective Efforts within 10 business days of the date of written notice and (y) indemnify and hold harmless Developer, Viatel and its Affiliates from any and all loss, cost, damage or liability (including income tax) arising as a result of Title Defect and Viatel's Corrective Efforts.

            4.9 Prior to RFS Acceptance, except as otherwise provided in this Agreement, no Owner shall have the right to grant a security interest or otherwise encumber its rights in and to the Necessary Rights. Following RFS Acceptance, each Owner (including Viatel) may grant security interests and other encumbrances in its rights in and to the Necessary Rights so long as such secured party agrees to the conditions set forth in the next sentence. If Viatel grants any lien, security interest or other encumbrance on Necessary Rights being held by Viatel for the benefit of one or more other Owners, the party to whom such lien, security interest or other encumbrance is granted shall, as a condition to any such grant, acknowledge in

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.

writing (in a form and on terms reasonably satisfactory to all Owners) the rights of the other Owners, agree that its lien, security interest or encumbrance is subordinate to the rights of the other Owners, to the extent any exists, and covenant not to take any action that would interfere with the other Owner's right in and use of the Necessary Rights. The provisions of this Section
4.9 shall not prohibit the sale, transfer, assignment, license or other disposition of IRUs, dark fiber or other similar interests in the Network by an Owner (whether before or after RFS Acceptance).

            4.10 Owners shall maintain comprehensive liability insurance, in customary amounts, against claims relating to or arising out of the Network, except for claims arising in connection with the construction of the Network which shall be covered through insurance provided by the Construction Contractor. Such policy shall name Developer as a named insured thereunder and shall include broad form contractual liability coverage insuring the indemnity provisions of this Agreement. Any insurance obtained hereunder may be maintained under a blanket insurance policy.

            4.11 (a) The Owners agree that following RFS Acceptance, to the extent repairs, expansion, modification or other actions are required with respect to their respective Networks (the "Owner Actions"), the Owner Actions shall be performed by such Owner (the "Acting Owner") in a manner intended to result in a minimal level of interference and disruption to the remaining Owners (the "Non-Acting Owners"). The Acting Owners agree to use reasonable efforts to coordinate the performance of the Owner Actions and all other activities related to the Network with the other Owners in the manner set forth in the preceding sentence. To the extent any losses, costs or damages are incurred by the Non-Acting Owners as a result of the Owner Actions, the Acting Owner agrees to indemnify and hold harmless the Non-Acting Owners from any and all such losses, costs, damages or otherwise.

            (b) The Owners agree to take all actions necessary or desirable to obtain and maintain separate ownership of all component parts of their respective Networks. However, to the extent that, for any reason, as a matter of operation of mandatory German law, all three or any two owners (each, a "Co-Owner" and, collectively the "Co-Owners") obtain joint property in any item (Sache) which is intended to be a component part of at least one of the Networks (each, a "Joint Item") at any time before or after RFS Acceptance, the Owners agree as follows:

                  (i) If the Joint Item is divisible into legally separate parts (Teilung in Natur), each Co-Owner may demand such division at any time and all Owners agree to take all actions necessary or desirable to implement such division. The cost of such division shall be borne in equal parts by the Co-

      Owners. Each Co-Owner shall obtain separate ownership in such part(s) of the Joint Item as was intended to have been transferred separately to such Owner.

                  (ii) If the Joint Item, as a matter of mandatory German law, is not divisible into legally separate parts (the "Indivisible Item"), the Co-Owners shall agree on the maintenance and administration ( Verwaltung) of such Joint Item, provided that each Co-Owner shall have the right to
      (i) take all actions necessary to preserve the Indivisible Item (the "Preservation Action") without the prior written consent of the other Co-Owner(s) and (ii) demand the prior written consent of the other Co-Owners to such Preservation Action. Any maintenance or administration expenses shall be borne in equal parts by the Co-Owners. To the extent permitted as a matter of mandatory German law, the Co-Owners shall not have the right to demand partition (Auseinandersetzung) of the Indivisible Item. To the extent that the exclusion of the right to demand partition is unenforceable as a matter of mandatory law (e.g. pursuant to Section 84 subsection 2 of the German Bankruptcy Code [Insolvenzordnung]), the Co-Owners agree that the sale to a third party would be improper (unstatthaft) and that each Co-Owner shall be entitled to demand that the Indivisible Item be auctioned solely among the Co-Owners in accordance with Section 753 subsection 1, sentence 2 of the German Civil Code.

(c) The terms of this Section 4.11 shall survive the termination or expiration of this Agreement.

5. Representations and Warranties; Exculpation; Indemnity

            5.1 Representations and Warranties. Each Owner represents and warrants to the other parties to this Agreement on the date hereof as follows:

            (a) Organization; Power and Authority. Such party is duly organized, validly existing and has all requisite legal power and authority to execute this Agreement and to perform the terms, conditions and provisions hereof.

            (b) Authorization. The execution, delivery and performance by such party of this Agreement have been duly authorized by all requisite action.

            (c) Enforceability. This Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to the extent that the remedies of specific performance, injunctive relief and other forms of equitable relief are subject to equitable defenses, the discretion of the arbitration board before which any proceeding therefor may be brought, and the principles of equity in general.

            (d) No Conflict. Neither the execution, delivery or performance by such party of this Agreement, nor the consummation of the transactions contemplated thereby, will result in a (i) violation of, or conflict with, any provision of the organizational documents of such party, (ii) contravention or breach of, or a default under, any term or provision of any material contract, agreement or instrument to which such party is a party or by which it or its property may be bound, which contravention, breach or default could be reasonably expected to have a material adverse effect on the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or (iii) violation by such party of any applicable law.

            (e) No Violation of Law. The party is not in violation of any applicable law promulgated, or judgment entered, by any governmental authority, which violations, individually or in the aggregate, would adversely affect it or its performance of any obligations under this Agreement.

            (f) Compliance with Laws. The party currently possesses or intends to apply for and pursue and is not aware of any reason why it will not be in a position to obtain all necessary licenses and permits from all applicable authorities in Germany and the United States.

            (g) No Litigation There are no material actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of such party threatened, against such party or any Affiliate of such party which is set forth on its Organizational Chart.

            (h) No Bankruptcy Filing. Neither such party nor any Affiliate of such party which is set forth on its Organizational Chart is contemplating either the filing of a petition under any bankruptcy, insolvency or similar laws (either in the United States, Germany or otherwise) or the liquidation of all or a major portion of its assets or property. Such party has no knowledge that any Person has taken any action to file or cause to be filed any such petition against it.

            5.2 Owners' Indemnity. (a) Each Owner shall be entitled to demand from each other Owner (each, an "Other Owner") that the Other Owner shall defend, indemnify, and hold harmless Developer, its Affiliates and their respective partners, shareholders, directors, managing directors, managers, officers, members, employees, agents, successors and assigns from and against all loss, damage, charges, liabilities (direct or indirect), claims, expenses (including, without limitation, reasonable attorneys' fees and expenses) and suits or other causes of action of any nature whatsoever (hereinafter collectively referred to in this Section 5 as "Claims") arising from or in any way connected with (A) the Network or the performance of Developer's obligations under and in accordance with the terms of this Agreement, (B) any other acts performed by Developer at the direction of the Other Owner, (C) the breach of any material provision of this Agreement by such Other Owner, and (D) such Other Owner's failure (other than by reason of Developer's default or another Owner's default under this Agreement) or refusal to comply with or abide by any legal requirements, unless, following a final adjudication on the merits by a court of competent jurisdiction, it is determined that the Claim was attributable to one of the Indemnified Owner Matters described below in Section 5.3.

            (b) Each Owner shall defend, indemnify and hold harmless each other Owner and its Affiliates and their respective partners, shareholders, directors, managing directors, managers, officers, members, employees, agents, successors and assigns from and against all Claims arising from or in any way connected with (A) such Owner's failure (other than by reason of another Owner's default) or refusal to comply with or to abide by any Applicable Legal Requirements; or
(B) a breach of any material provision of this Agreement by such Owner or (c) such Owner's gross negligence or willful misconduct.

            5.3 Developer's Indemnity. Developer agrees to indemnify, defend and hold harmless each Owner and its Affiliates and their respective partners, shareholders, directors, Owners, Owners' managing directors, managers, officers, members, employees, agents, successors and assigns (collectively, "Owner Indemnitees") from and against any and all Claims due to Developer's or Developer's employees and agents (which for purposes of this Agreement shall under no circumstances include the Construction Contractor or any independent contractors, consultants or other similar third parties retained by Developer pursuant to this Agreement) willful and material breach of this Agreement, or gross negligence ("Indemnified Owner Matters"). Developer agrees to reimburse Owner Indemnitees for and indemnify Owner Indemnitees against the payment of any monies which Owner Indemnitees are required to pay out in connection with or as any expense (including, without limitation, reasonable attorneys' fees) in defense of any Claim, civil or criminal action, proceeding, charge or prosecution made, instituted or maintained against Developer, Owner Indemnitees, or Owner Indemnitees and

Developer jointly and/or severally, determined by a court of competent jurisdiction to have been due to, caused by, or arising out of the Indemnified Owner Matters.

            5.4 Waiver of Claims. Developer shall not be liable or accountable, in damages or otherwise, to Owners for any act or failure to act performed by it in good faith and which does not constitute fraud, bad faith, willful misconduct, or gross negligence. Owner shall not be liable or accountable, in damages or otherwise, to any other Owner or Developer for any act or failure to act performed by it in good faith and which does not constitute fraud, bad faith, willful misconduct or gross negligence.

            5.5 Exculpation

            (a) Except as otherwise provided in Section 14, no direct or indirect partner, shareholder, officer, director or member in or of any Owner (and no officer, director, manager, member, employee or agent of such partner or shareholder) will be personally liable for the performance of such Owner's obligations under this Agreement. The liability of each Owner for such Owner's obligations under this Agreement will be limited to such Owner's Interest in the Network and the proceeds thereof. Nothing in this Section 5.5 (a) will affect the rights of Developer to seek appropriate relief against any person to the extent that such person misappropriates funds of Developer or commits fraud against Developer.

            (b) Except as provided in Section 14, no direct or indirect partner, shareholder or member in or of Developer (and no officer, director, manager, member, employee or agent of such member, partner or shareholder) will be personally liable for the performance of Developer's obligations under this Agreement. The liability of Developer for its obligations under this Agreement will be limited to its assets. Nothing in this Section 5.5 (b) will affect the rights of any Owner to seek appropriate relief against any person to the extend that such person misappropriates funds of such Owner or commits fraud against such Owner.

            5.6 Survival. The provisions of this Section 5 (other than subsection 5.1) shall survive the termination of this Agreement.

5A. Covenants

            5A.1 Affirmative Covenants. Each Owner hereby covenants and agrees that so long as this Agreement is in effect:

            (a) Such party will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, and material contractual rights, franchises and licenses.

            (b) Such party will comply in all material respects with all applicable legal requirements in respect of the conduct of its business and the ownership of its property other than where the failure to so comply would not materially prevent the completion of the Outside Plant in material compliance with the Development Plan and Budget.

6. Funding: Reimbursable Expenses

            6.1 Funding

            (a) Binding Letter of Intent Funds. Prior to the execution of this Agreement, Carrier 1 and MFN each transferred into Parent's Trust Account * of the amount specified on Exhibit A. This amount represented Carrier 1's and MFN's share of certain costs contemplated by the Binding Letter of Intent. Viatel confirms that it or Viatel Parent has advanced its pro rata share of the funds expended pursuant to the Binding Letter of Intent (including * advanced into the Parent's Trust Account and credit for an additional * of funds previously expended pursuant to Section 4(b) of the Binding Letter of Intent). Upon execution of this Agreement, the amount set forth on Exhibit A as the Total, less all amounts expended by the Viatel Parent pursuant to the terms of the Binding Letter of Intent shall be deposited by Viatel into Developer's Trust Account (the "Balance"). In addition, upon the execution of this Agreement, Viatel from its own funds shall deposit an amount equal to the Balance (reduced by * previously deposited by or credited for the account of Viatel) into Developer's Trust Account. Upon execution of this Agreement, Developer shall provide Carrier 1 and MFN reasonably detailed documentation reflecting the sums deposited into Developer's Trust Account and the sums expended therefrom and the sums expended by Viatel's Parent prior to depositing the Balance into Developer's Trust Account.

            (b) Development Plan and Budget. The Owners hereby authorize Developer to incur the costs set forth in the Development Plan and Budget and to expend the funds deposited into Developer's Trust Account to pay for such costs (but not for any other costs) including any cost reimbursements on the terms described in Section 6.2 of this Agreement.

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.

            (c) Construction Cost Funding. Owners agree to fund the Construction Costs (which are all costs related to the Outside Plant, including Outside Plant Costs, in accordance with Schedule 2).

            (d) Outside Plant Costs. "Outside Plant Costs" shall mean and include all costs of pre-development, development and construction of the Outside Plant (unless expressly indicated otherwise), including, without duplication, the following:

            (i) the cost of the Necessary Rights and other rights of way, licenses, permits, easements or other rights (including the cost of obtaining same together with any fees incurred in connection therewith), plus any other costs related to the acquisition thereof, but excluding any costs connected to a telecommunications license under the German Telecommunications Act;

            (ii) the cost of all labor, materials, utilities, equipment (acquired or rented) and similar items incorporated into or consumed in the construction and development of the Outside Plant including all contract prices, including fees and bonuses, of contractors or materialmen;

            (iii) architectural, topographical and boundary surveying, legal, consulting, accounting and engineering fees and expenses paid to outside architects, surveyors, accountants, consultants, attorneys, notaries and engineers in connection with the planning, construction and obtaining the Necessary Rights for the Network; the cost of related site, utility, or landscaping work, including borings, soil analysis, traffic studies and market studies;

            (iv) all insurance premiums paid or payable by Owners with respect to the Outside Plant, including any builder's risk, fire and extended coverage, or general liability coverage carried by Owners;

            (v) all credit support and other performance security related costs incurred under or in connection with the Construction Contract;

            (vi) all amounts reimbursable to Developer pursuant to Section 6.2; and

            (vii) all other costs appropriately incurred in connection with the
                  Outside Plant.

Any of such costs and expenses which have been incurred or paid by Developer or its Affiliates with respect to the Outside Plant prior to the date hereof shall be included in Outside Plant Costs for all purposes hereof. Outside Plant Costs shall not include the costs of transmission and transmission related equipment, fiber optic cable. Additional Fiber Costs and costs associated with commencement of commercial service for the Network.

            6.2 Reimbursable Expenses; Developer's Remuneration. Owners shall reimburse Developer in proportion to their Interest for all reasonable out-of-pocket costs and expenses (exclusive of recoverable value added tax) incurred by it in accordance with the Development Plan and Budget and reimbursable to Developer hereunder including, without limitation, reasonable travel and entertainment expenses advanced by any shareholder(s) of Developer from its own funds (which advances shall not be obligatory). Developer shall have the right to reimburse any shareholder(s) of Developer for amounts due under this Section 6.2 for advances for reimbursement of expenses as set forth in this Section 6.2. Owners shall also separately reimburse the applicable shareholder(s) of Developer for (i) all compensation paid to on-site employees of any shareholder of Developer working full-time on the construction of the Outside Plant including, but not limited to, base salaries, bonuses, medical benefits, retirement benefits, other fringe benefits, payroll taxes and any severance payments (in an amount not to exceed * per annum for one employee appointed by each of the two Owners that are not responsible for designating the Managing Directors pursuant to the Shareholders' Agreement), (ii) the fair and equitable portion of such compensation paid to off-site employees of the shareholder(s) of Developer responsible for the designation of the Managing Directors pursuant to the Shareholders' Agreement and responsible for the day-to-day operations of Developer (other than employees at or above the level of vice president) working on matters relating to the construction of the Outside Plant (iii) the fair and equitable portion of any other overhead items (such as office space, office equipment and support staff) allocable to time or resources spent in respect of the construction of the Outside Plant by the shareholder(s) of Developer responsible for the designation of the Managing Directors under the Shareholders' Agreement and responsible for the day-to-day operations of Developer and (iv) reasonable legal and accounting expenses incurred directly by Developer (and not its shareholders) in connection with the performance of its duties hereunder. A fee equal to * of all reimbursable expenses to Developer will be paid to Developer plus applicable value added tax due under German law, if any. Reimbursable expenses shall be invoiced by Developer and payable per month, within * days following the end of such month. To the extent all Owners agree, the expenses of each Owner, including reasonable legal fees and expenses, related to the negotiation

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.

of the Binding Letter of Intent and this Agreement shall be an Outside Plant Cost and shall be reimbursed to Owners. Developer shall provide, at an Owner's request, reasonable supporting documentation of the foregoing expenses. In the event an Owner (pursuant to subsections (i)-(iii)) above shall provide services which benefit all Owners related to the Network (which are not duplicative of services provided by Developer and which are not incurred merely for the monitoring of construction for such Owner's individual benefit), the allocable costs or expenses of such employee incurred by such Owner shall be reimbursed. If Viatel no longer has the right to designate the Managing Director(s) of Developer in accordance with the Shareholders' Agreement, the Owners (other than Viatel) are hereby authorized to (x) nominate one of the shareholders of Developer (other than Viatel) to provide directly or (y) cause the Developer to subcontract with a third party to provide the services required by Developer; provided such subcontractor or shareholder has substantial experience in international construction projects of the scope and size of the Network, has a net worth of no less than * and such subcontractor or shareholder assumes all the obligations of Developer under this Agreement (including those set forth in Section 14) and all related agreements occurring after the date such shareholder provides the services required by Developer. In such event, Developer shall be entitled to receive a fee (payable in accordance with each Owner's Interest), to be passed directly through to the shareholder providing such services or the applicable subcontractor, in an amount equal to * of all remaining Construction Costs.

7. Termination

            7.1 Termination

            (a) This Agreement shall expire by its terms when RFS Acceptance is achieved and upon completion of all obligations of Developer under this Agreement and contracts and agreements with third parties; provided the obligations related to ROWCO and Viatel holding Necessary Rights for the benefit of the Owners (and other matters specifically designated as surviving the termination of this Agreement) shall survive the termination of this Agreement.

            (b) Intentionally Omitted.

            (c) This Agreement may be terminated by Developer as to each breaching Owner (a "Defaulting Owner) upon the occurrence of the following specified events (each an "Event of Default"):

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.

            (i) The occurrence of a Funding Default;

            (ii) The material breach of any covenant, obligation, representation, warranty or other agreement under this Agreement by each Owner (in their capacity as Owner) which breach (A) remains uncured for a period of * days after receipt by Owner of written notice from Developer describing such breach and the action required to cure it (or, if such breach is not susceptible of cure within such * day period, such longer period of time as is reasonably necessary with diligence to cure such breach, but in no event more than *) and (B) prevents the Network from being completed in material compliance with the Development Plan and Budget; or

            (iii) Such party shall commence a bankruptcy, insolvency or other similar proceeding under the Bankruptcy Code in Title 11 of the United States Code or any similar bankruptcy or creditors rights law in the United States, Germany or other applicable jurisdiction (as amended, modified, succeeded or replaced, from time to time, the "Bankruptcy Code"); or an involuntary case is commenced against any such party under the Bankruptcy Code and the petition is not dismissed within 60 days after commencement of the case; or a custodian, trustee or other similar party is appointed for, or takes charge of all or substantially all of the property of any such party; or any such party commences any other proceeding under any reorganization, arrangement, adjustment of the debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to any such party.

            (d) Upon agreement of all Owners and Developer.

            7.2 Consequences of Termination. If this Agreement is terminated in accordance with the provisions of Section 7.1 above, the following provisions shall apply:

            (a) No party shall have any further rights or obligations to one another under this Agreement if the parties mutually agree to terminate this Agreement pursuant to Section 7.1(d), except for the obligations set forth in this Section 7.2(a) and Sections 4.11, 5 and 13. Developer shall provide an accounting to the Owners for all monies advanced to Developer pursuant to this Agreement within * days of the termination of this Agreement and within
* days of the termination of this Agreement, refund to the Owners their proportionate share of those funds which have not yet been spent, incurred or irrevocably committed to be spent or incurred as of the termination date (unless such commitment may be canceled

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.

without penalty or Owners agree to pay such cancellation penalty) and shall return each Owner's Letter of Credit to such Owner.

            (b) Upon the occurrence of an Event of Default related to any Owner, Developer shall have the right to (i) terminate this Agreement with respect to the Defaulting Owner (except with respect to any continuing obligations of the Defaulting Owner set forth in this Agreement to pay money, indemnify the non-Defaulting Owners or Developer or such other terms and conditions hereof which survive the termination of this Agreement) such that the Defaulting Owner will have none of the rights, benefits or privileges of an Owner set forth herein (including, but not limited to voting rights) and (ii) draw down on the Letter of Credit posted by the Defaulting Owner and deposit the proceeds of same in Developer's Trust Account. Developer and the non-Defaulting Owners shall have the right to complete the construction of the Network and use such funds for the purpose of paying for (i) the portion of the Outside Plant Costs, Construction Costs and expenses incurred pursuant to Section 6.2 allocable to the Defaulting Owner and (ii) all actual out-of-pocket costs and expenses incurred by Developer in connection with the enforcement of its rights under this Section 7.2(b). In addition, Developer and the non-Defaulting Owners shall have a claim a against the Defaulting Owner for any increased costs incurred in connection with the completion of the Network, if any, arising directly from the default of the Defaulting Owner. Notwithstanding the foregoing, following an Event of Default during construction of the Outside Plant, the Defaulting Owner shall have the right to receive delivery of the assets comprising the Outside Plant from the Construction Contractor pursuant to the terms of the Construction Contract.

8. Publicity and Public Relations

            All publicity and public relations releases with respect to the Network shall receive the prior written approval of all Owners, except where immediate disclosure is required by applicable law. In such event the information shall be provided to the Owners at the same time as it is disclosed.

9. Independent Contractor/No Partnership

            Developer, in accordance with its status as independent contractor, covenants and agrees that it will conduct itself consistent with such status, that it will neither hold itself out as nor claim to be an officer or employee of any of the Owners by reason hereof. No provision of this Agreement shall be construed as creating a partnership or any other formal business association, or authorizing one party to act as an agent of another party except to the extent specifically set forth herein.

10. Assignment

            10.1 Except as otherwise provided in this Section 10, this Agreement may not be assigned by any party without the prior written consent of the other parties hereto. The provisions of this Section 10 shall not be construed to prohibit the sale, transfer, assignment, license or other disposition of IRU's, dark fiber or similar interests in the Network by an Owner (whether before or after RFS Acceptance).

            10.2 Without limiting Developer's right to delegate certain duties as permitted under Section 2 of the Agreement and the rights of the Owners set forth in Section 4.9, Developer may not assign or transfer this Agreement or any rights or benefits under this Agreement to any person or entity without the prior written approval of all Owners, which consent may be granted or withheld by Owners in their discretion. This Agreement may not be assigned by any Owner provided that any Owner may assign its rights and obligations under this Agreement to an Affiliate of such Owner, subject to the execution of such documentation as Developer shall reasonably require to effectuate the assignment in a manner consistent with the terms and purposes of this Agreement.

11. Notices

            11.1 Any notice required or permitted to be given hereunder and any approval by the parties shall be in writing and shall be (as elected by the party giving such notice or proposing such approval): (i) personally delivered,
(ii) by recognized overnight courier for next business day delivery, or (iii) transmitted by telefax, telecopy or other similar transmittal device to the parties as listed below with a hard copy sent by one of the other methods described in clauses (i) and (ii) of this section.

            11.2 Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on the earlier to occur of: (i) the date of receipt if delivered personally; (ii) on the next business day if sent by overnight courier, or (iii) the date of transmission with confirmed answerback if transmitted by telefax, telecopy or other similar transmittal device. Any party may change its address for purposes hereof by notice given to the other parties.

            11.3 Notices, requests and approvals hereunder shall be directed as follows:

TO OWNERS AND GUARANTORS:

If to Viatel or
Viatel Parent:         Viatel German Asset GmbH
                       Hanauer LandstraBe 187-189
                       60314 Frankfurt am Main

with a copy to:        Viatel, Inc.
                       685 Third Avenue
                       New York, New York 10017
                       Telephone:   (212) 350-9201
                       Facsimile:   (212) 350-9245
                       Attention:   Michael J. Mahoney, President
with a copy to:        Viatel, Inc.
                       685 Third Avenue
                       New York, New York 10017
                       Telephone:   (212) 350-9261
                       Facsimile:   (212) 350-9245
                       Attention:   Sheldon M. Goldman, Senior Vice
                       President

If to Carrier 1:       Carrier 1 Fiber Network GmbH & Co. oHG
                       Lyoner StraBe 15
                       60528 Frankfurt am Main

with a copy to:        Carrier 1 International S.A.
                       Militarstrasse 36
                       CH-8004 Zurich, Switzerland
                       Telephone:  (41) 1-297-2600
                       Facsimile:  (41) 1-297-2601
                       Attention:  Stig Johansson, President

with a copy to:        Providence Equity Partners Inc.
                       901 Fleet Center
                       50 Kennedy Plaza
                       Providence, RI 02903
                       Telephone:  (401) 751-1700
                       Facsimile:  (401) 751-1790
                       Attention:  Glenn M. Creamer, Managing Director
with a copy to:        Primus Venture Partners
                       5900 Landerbrook Drive, Suite 200
                       Cleveland, OH 44124
                       Telephone: (440) 684-7300
                       Facsimile: (440) 684-7342
                       Attention: Jonathan E. Dick, Managing Director

If to MFN or
Metromedia:            Metromedia Fiber Network GmbH
                       Bethman StraBe 50/54
                       60311 Frankfurt
                       Germany

with a copy to:        Metromedia Fiber Network, Inc.
                       One North Lexington Ave.
                       White Plains, NY 10601
                       Telephone: (914) 421-6700
                       Facsimile: (914) 421-6777
                       Attention: Howard M. Finkelstein, President

with a copy to:        Metromedia Fiber Network, Inc.
                       One Meadowlands Plaza
                       East Rutherford, NJ 07073-2137
                       Attention: General Counsel

TO DEVELOPER:

                       ViCaMe Infrastructure Development GmbH
                       c/o Viatel German Asset GmbH
                       Hanauer LandstraBe 187-189
                       60314 Frankfurt am Main
with a copy to:        Viatel, Inc.
                       685 Third Avenue
                       New York, NY 10017
                       Telephone:  (212) 350-9201
                       Facsimile:  (212) 350-9245
                       Attention:  Michael J. Mahoney, President

with a copy to each Owner at its address listed above.

12. Intentionally Omitted

13. Confidentiality

            The Owners and Developer, to the extent of their respective rights and abilities to do so, shall exchange such information and data as is reasonably required for each party to perform under this Agreement or any other information regarding the Network. This Agreement and all documents and information received from a party under this Agreement, including draft documents, notes, reports, studies, pricing information, technical descriptions and diagrams, correspondence, oral discussions, facsimile or electronic transmissions or data, wire transfers, telephone conversations, or any other means of transmitting or transferring documents or information shall be deemed confidential ("Confidential Information") and shall be maintained as confidential and shall not be disclosed for a period of two (2) years from the date of termination or expiration of this Agreement unless the disclosing party shall otherwise have received consent in writing from the other parties. Information, including but not limited to Confidential Information, disclosed by a party under this Agreement shall not be used by the receiving party except for the purposes of this Agreement, and each party shall take such steps as are reasonably necessary to keep such Confidential Information from being disclosed to third parties and shall use no less than the same standard of care to avoid disclosure, publication, misuse, espionage, loss or theft of Confidential Information as it takes in protecting its own sensitive, confidential and proprietary information.

            Notwithstanding the foregoing, it is understood and agreed that the Owners and their respective Affiliates may disclose such portion of the Confidential Information as is reasonable or customary in connection with (i) seeking and obtaining financing including high yield debt financing in the public and private markets, (ii) to potential acquirors of an Owner or its Affiliates, (iii) to an Owner's potential customers for the Network, including acquirors of IRUs; and (iv) complying with customary reporting requirements to their investors and lenders (collectively, "Permitted Disclosures").

            (a) Information Not Deemed Confidential. As used herein, the term Confidential Information shall not include any documents or information which:

                  (i) was known by the receiving party prior to its receipt hereunder, as evidenced by written documentation;

                  (ii) is acquired by the receiving party from a third party which has the right to disclose such information and which is not under any obligation to maintain the same confidential;

                  (iii) is or comes into the public domain other than by
                        violation of a confidentiality agreement; or

                  (iv) is released in response to a subpoena, court order, governmental authority requirement, or legal process; provided that the party requested to release such information shall, if reasonably possible, notify the party initially disclosing the information of the demand at least three (3) business days before responding to such demand.

            (b) Use of Confidential Information. The parties shall use Confidential Information for the sole purpose of assessing or pursuing the Network under this Agreement and shall restrict access only to those persons working on the Network who need to know such information or in connection with Permitted Disclosures. The parties will cause their respective officers, directors, employees, counsel, representatives, agents, advisors and Affiliates to abide by the terms of the confidentiality provisions of this Agreement. Except for Permitted Disclosures, prior to disclosing any information obtained from the other parties to any third party, including without limitation all subcontractors, consultants and other advisors to the parties, the party making such disclosure shall obtain from such third party a signed confidentiality agreement which contains essentially the same obligations of secrecy as does this Agreement and an agreement not to compete against the parties in building the Network.

            (c) No License. Nothing in this Agreement shall be interpreted as granting a license to use, or a transfer of, any intellectual property rights of any party, including but not limited to, copyrights, trademarks, trade secrets, and patents, unless specifically stated in a separate writing signed by the party owning such rights.

14. Guaranty

      Viatel Parent hereby unconditionally guarantees the timely performance of each and every obligation, representation, warranty and covenant of Viatel hereunder. Metromedia hereby unconditionally guarantees the timely performance of each and every obligation, representation, warranty and covenant of MFN (Viatel Parent and Metromedia are collectively known as the "Guarantors"). The Owners hereby agree that the obligations of the Guarantors hereunder are several, absolute and unconditioned, shall not be subject to any counter-claim, set-off, deduction, or defense based upon any claims each of the Guarantors may have against Developer or each of the Owners and shall remain in full force and effect in that regard to, and shall not be released, discharged or terminated or in any other way affected by any circumstance or condition. Each of the Guarantors unconditionally waive notice of acceptance of this guaranty or any notice to the Owners or themselves in connection with the enforcement of the guaranty provisions of this Section 14.

      Viatel Parent hereby unconditionally guarantees the obligations of Developer set forth in this Agreement. Viatel Parent hereby agrees that its obligations hereunder are absolute and unconditioned, shall not be subject to any counter-claim, set-off, deduction, or defense based upon any claims it may have against Developer or each of the Owners and shall remain in full force and effect in that regard to, and shall not be released, discharged or terminated or in any other way affected by any circumstance or condition. Viatel Parent unconditionally waives notice of acceptance of this guaranty or any notice to the Owners or themselves in connection with the enforcement of the guaranty provisions of this Section 14. Notwithstanding the foregoing, Viatel Parent's guaranty of the obligations of Developer set forth in this Section 14 shall not apply to any liability, costs, expenses or other fact, matter or condition arising: (i) as a result of the acts, omissions or failure to act of the Owners (where such Owner had an obligation to act) or the Guarantors (other than Viatel and Viatel Parent) or (ii) from and after the date, if ever, that Viatel (or such other Owner as may then be applicable) has no longer appointed the Managing Director of Developer (the "Managing Director Date"); provided that any obligations of Viatel Parent (or Metromedia) pursuant to this Section 14 that existed prior to the Managing Director Date shall remain in full force and effect. From and after the Managing Director Date, the Owner responsible for appointing the Managing Director of Developer shall be obligated to execute such documents as the Owners, including Viatel and Viatel Parent, shall reasonably require evidencing the obligation of Metromedia (if it is MFN) or Carrier 1 International, S.A.

(if it is Carrier 1) to guaranty the obligations of Developer in form and substance equivalent to the guaranty of Viatel Parent set forth in this Section 14.

15. Applicable Law

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16. Severability

            If any item or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

17. Counterparts

            This Agreement may be executed in one or more counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

18. Benefits and Obligations

            The covenants and agreements herein contained shall (subject to Section 10 hereof) inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, administrators, legal representatives and permitted successors and assigns. Except as otherwise provided herein, no provisions of this Agreement shall inure to the benefit of, or be enforceable by, any creditors, contractors or other third parties.

19. Integration; Amendment and Waiver

            This Agreement represents the entire and integrated agreement between the Owners and Developer and supersedes all prior negotiations, representations or agreements, either written or oral with respect to the subject matter hereof. This Agreement may be amended or modified only by written instrument signed by all of the Owners and Developer.

20. Further Assurances

      Each Owner agrees to execute and deliver such further instruments as may be necessary or desirable to effect this Agreement and the covenants and obligations of the parties hereto. Viatel Parent agrees to enter into good faith discussions concerning the co-location of transmission equipment for Carrier 1 and/or MFN on Viatel Parent's Affiliate's premises with favorable pricing and commercial terms and conditions. Viatel Parent and its Affiliates also agree to undertake to enter good faith discussions relating to the management of the Network of Carrier 1 and MFN on commercially reasonable terms.

21. Force Majeure

      No party hereto shall be liable or deemed in default for failure to perform or delay in performance due to acts of God, acts of nature, acts of government, fire, flood, accidents, strikes or other interruptions of labor, shortages or scarcity of material, electricity, labor or fuel or inability to obtain transportation provided each party shall give the other parties timely notice of its inability to so perform or deliver.

22. Audit Rights

      Each Owner or its designated agent may at any time during the term of this Agreement and within three years of RFS Acceptance cause a complete audit to be made of all or any portion of those books, records or other materials of Developer and/or any shareholder of Developer or any engineer, contractor or subcontractor that directly or indirectly relate to any component or phase of the Network for the purpose of verifying all costs and expense of the Network. Such books, records and materials shall be preserved for a period of three (3) years, or for such longer period as may be required by law, after RFS Acceptance. Developer agrees to use all commercially reasonable efforts to cause all contracts entered into in connection with the Network to contain a provision granting the Owner the foregoing audit rights.

23. Headings

      The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

24. No Immunity

      To the extent any Owner may be or becomes entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment in aid of execution of a judgement, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Owner hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

25. Use of English Language

      This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement by the parties hereto (including any modifications or supplements hereto) shall be in the English language.

26. Additional Capacity.

      Each Owner agrees upon behalf of itself and its Affiliates that prior to RFS Acceptance to the extent capacity and/or dark fiber (outside the scope of the Network) is obtained in Germany, each such party shall offer a portion of such capacity and/or dark fiber to the other Owners on commercially reasonable terms and conditions as determined by the offering Owner.

27. Arbitration.

      The parties to this Agreement agree that any dispute arising out of, or in connection with, the execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each, a "Dispute") shall be settled by arbitration, which shall be conducted in New York, New York, pursuant to the then prevailing rules of the International Chamber of Commerce ("ICC) by a panel of three arbitrators of the ICC (the "Board of Arbitration.") acceptable to the parties hereto. If the parties agree within ten (10) days of filing an arbitration request with the ICC that for the purposes of the dispute to be arbitrated certain of the parties collectively constitute one side ("Side 1") and the remaining parties collectively constitute the other side ("Side 2"), then Side 1, on the one hand, and Side 2, on the other hand, shall select one (1) arbitrator and the third arbitrator shall be selected by mutual agreement of the other arbitrators. If the other arbitrators fail to reach agreement on a third arbitrator (the "Third Arbitrator") within ten (10) days after their selection, then the ICC shall designate, in accordance with ICC rules, a Third Arbitrator. If the parties fail to agree on the composition of the two sides within the specified time, the parties shall jointly appoint a panel of three arbitrators within ten (10) days (the "Joint Appointment"). If the parties fail to reach an agreement on a panel of three arbitrators within such ten (10) day period, then any party may request the ICC to designate, in accordance with ICC rules, all three arbitrators (the "ICC Appointment"). The language of the arbitration proceedings shall be in English and all arbitrators shall be familiar with the laws of the state of New York and the Federal Republic of Germany except that the Third Arbitrator, or, in the case of Joint Appointment or ICC Appointment, one of the arbitrators is not required to have such familiarity, shall not be a lawyer and shall have expertise in infrastructure development Networks or other Networks of similar scope and nature. The parties agree to facilitate the arbitration by (a) making available to one another and to the Board of Arbitration for inspection and extraction all documents, books, records, and personnel under their control or under the control of a person controlling or controlled by such party if determined by the Board of Arbitration to be relevant to the dispute, (b) conducting arbitration hearings to the greatest extent possible on successive business days and (c) using their best efforts to observe the time periods established by the rules of the ICC by the Board of Arbitration for the submission of evidence and briefs. The Board of Arbitration is not authorized to decide any Dispute ex aequo et bono but shall strictly apply the applicable law. The decision of the Board of Arbitration shall be final, binding and not subject to further review, and judgment on the award of the Board of Arbitration may be entered in and enforced by any court having jurisdiction over the parties or their assets subject to the procedural requirements in such jurisdiction. The Board of Arbitration shall be authorized and directed to award reasonable costs and attorney's fees to the prevailing party.

            (b) To the extent that a Dispute pertains to the same or substantially similar issues that are pending before the Board of Arbitration in a proceeding filed in accordance with (i) Section 8.7 of the Shareholders' Agreement by and among Viatel, Carrier 1 and MFN as of the date hereof, and (ii)
Section 12 of the Fee Agreement between Viatel Parent, MFN and Carrier 1 dated as of the date hereof and the parties shall agree to consolidate all such proceedings in a single proceeding. Notwithstanding Section 27(a) hereof, to the extent the Dispute is consolidated pursuant to the terms of this Section 27(b), the arbitrators appointed pursuant to the Development Agreement shall be deemed the Board of Arbitration under the other agreements referenced in this Section 27(b). Upon such consolidation, the Board of Arbitration shall decide each of the disputes in accordance with the law applicable to such dispute.

28. Currency.

      This is an international transaction in which the specification of German DM or their Euro equivalent is of the essence, and the obligations of all parties under this Agreement to make payment in such currency shall not be discharged or satisfied by a tender or recovery pursuant to any other currency and any arbitral award (or judgment to enforce such award) shall also be made in such currency.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year written above.

                                 OWNERS:

                                 VIATEL GERMAN ASSET GMBH

                                 By:  /s/ [ILLEGIBLE]
                                     ---------------------------------------
                                 Name: [ILLEGIBLE]
                                       -------------------------------------
                                 Title: [ILLEGIBLE]
                                        ------------------------------------


                                 CARRIER 1 FIBER NETWORK GMBH & CO. OHG
                                 By: Carrier 1 Holding GmbH

                                 By: /s/ Edward Gross
                                     ---------------------------------------
                                 Name: Edward Gross
                                       -------------------------------------
                                 Title: Managing Director
                                        ------------------------------------


                                 METROMEDIA FIBER NETWORK
                                  GMBH

                                 By: /s/ Vincent A. Galluccio
                                     ---------------------------------------
                                 Name: Vincent A. Galluccio
                                       -------------------------------------
                                 Title: [ILLEGIBLE]
                                        ------------------------------------


                                 DEVELOPER:

                                 VICAME INFRASTRUCTURE
                                  DEVELOPMENT GMBH

                                 By: /s/ [ILLEGIBLE]
                                     ---------------------------------------
                                 Name: [ILLEGIBLE]
                                       -------------------------------------
                                 Title: [ILLEGIBLE]
                                        ------------------------------------

                                 GUARANTORS:

                                 VIATEL, INC.

                                 By: /s/ Sheldon M. Goldman
                                     ---------------------------------------
                                 Name: Sheldon M. Goldman
                                       -------------------------------------
                                 Title: Senior Vice Presidnet
                                        ------------------------------------


                                 METROMEDIA FIBER NETWORK, INC.

                                 By: /s/ Howard Finkelstein
                                     ---------------------------------------
                                 Name: Howard Finkelstein
                                       -------------------------------------
                                 Title: President
                                        ------------------------------------

                                    EXHIBIT A

                  BINDING LETTER OF INTENT DEPOSIT AND BALANCE

Cost of Subducts:                       *

Outside Plant Installation:             *

Pre-Development Plan and Budget         *

Program Costs and Insurance:            *
                                       -----------

                       Total            *

                       Amounts
                       Expended
                       or Committed     *

                       Balance          *
                                       -----------

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.

                                    EXHIBIT B

                                 MAJOR DECISIONS

1.    Approval and amendment of the Development Plan and Budget.

2. Approval of any actions which are likely to result in * for the construction of the Outside Plant greater than the amount set forth in the Development Plan and Budget (exclusive of all amounts related to value added tax in Germany) or *

3. Any transaction or agreement between Developer and any Owner or Affiliate of an Owner except transactions and agreements in the ordinary course of business which are on arms length terms and conditions comparable to those which could be expected to be obtained from an independent third party (the transactions and agreements covered by such exception not being Major Decisions) or amend any such agreement after it has been approved by the Owners.

4. Any changes in the Approved Cities included in the Network set forth on Exhibit D.

5.    Approval of the Construction Contract with the Construction Contractor.

* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.

                                    EXHIBIT C

                     INFORMATION TO BE PROVIDED TO COMMITTEE

1. Monthly reports comparing expenditures made in such month and year to date against the Development Plan and Budget on a line item basis.

2. Reports on the status of obtaining the Necessary Rights and other rights of way, including the areas covered, name of party obtaining such Necessary Rights and other rights of way, term of rights and annual cost.

3. Monthly reports of Construction Contractor for any anticipated delay in achieving milestones.

4. Status on achieving major milestones and reasons for any anticipated delay in achieving same (including construction, procurement and management
      (CPM)), scheduling, right of way acquisitions, engineering, design, procurement and construction status).

5.    Other information reasonably requested and available.

                                    EXHIBIT D

                                 APPROVED CITIES

                                    Essen
                                    Dortmund
                                    Bremen
                                    Hamburg
                                    Berlin
                                    Leipzig
                                    Dresden
                                    Nuremberg
                                    Munich
                                    Stuttgart
                                    Manheim
                                    Frankfurt
                                    Koln
                                    Dusseldorf

                                    EXHIBIT E

                           DEVELOPMENT PLAN AND BUDGET

                                       *

* The confidential portion of 70 pages has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.

                                   SCHEDULE 1

                                   INTERESTS


Viatel:      50.01%

Carrier1:    24.995%

MFN:         24.995%

                                   SCHEDULE 2

                               FUNDING OF NETWORK



(a) Letters of Credit. On the date hereof each of Viatel, Carrier1 and MFN have delivered to Developer a clean, irrevocable, direct pay letter of credit for the benefit of Developer in the following amounts: Viatel, * ;
Carrier1, DM 109,523,000 and MFN, * (each a "Letter of Credit" and collectively, the "Letters of Credit").**



* The confidential portion has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.

** The confidential portion of approximately one page has been omitted pursuant to a request for confidential treatment and omitted material has been filed separately with the Commission.